EXHIBIT 5.1 and 23.2

DAVIS POLK & WARDWELL LLP

1600 El Camino Real

Menlo Park, California 94025

September 17, 2015

Penumbra, Inc.

One Penumbra Place

1351 Harbor Bay Parkway

Alameda, CA 94502

Ladies and Gentlemen:

We have acted as special counsel to Penumbra, Inc. (the “Company”) in connection with the Company’s Registration Statement on Form S-1 (the “Abbreviated Registration Statement”) filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 230,000 shares of the Company’s common stock (the “Securities”), $0.001 par value per share. The Securities are to be purchased by certain underwriters and offered for sale to the public together with the securities registered pursuant to a Registration Statement on Form S-1 (File No. 333-206412) of the Company that was declared effective earlier today (the “Initial Registration Statement”).

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, we advise you that, in our opinion, when the price at which the Securities to be sold has been approved by or on behalf of the Board of Directors of the Company and when the Securities have been duly issued and delivered against payment therefor in accordance with the terms of the Underwriting Agreement referred to in the prospectus included in the Initial Registration Statement and incorporated by reference in the Abbreviated Registration Statement, the Securities will be validly issued, fully paid and non-assessable.

We are members of the Bars of the States of New York and California and the foregoing opinion is limited to the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Abbreviated Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the prospectus included in the Initial Registration Statement and incorporated by reference in the Abbreviated Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP